UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 2, 2016

(Date of earliest event reported)

WEYERHAEUSER COMPANY

(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

Federal Way, Washington 98063-9777

(Address of principal executive offices)

(zip code)

Registrant’s telephone number, including area code:

(253) 924-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

As previously announced, on November 6, 2015, Weyerhaeuser Company, a Washington corporation (“we” or “Weyerhaeuser”), and Plum Creek Timber Company, Inc., a Delaware corporation (“Plum Creek”), entered into an Agreement and Plan of Merger (the “merger agreement”). On the terms and subject to the conditions set forth in the merger agreement, Plum Creek will merge with and into Weyerhaeuser (the “merger”) with Weyerhaeuser continuing as the surviving corporation in the merger.

To better understand the merger agreement, we encourage shareholders of Weyerhaeuser to read carefully the additional disclosures set forth below and the joint proxy statement/prospectus dated December 28, 2015 (the “joint proxy statement/prospectus”) relating to the special meeting of shareholders of Weyerhaeuser scheduled to be held on February 12, 2016, as well as those documents incorporated by reference into the joint proxy statement/prospectus and any additional documents to which we refer.

No additional disclosures set forth in this Current Report on Form 8-K shall be deemed admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. Capitalized terms used but not defined herein have the meanings set forth in the joint proxy statement/prospectus. The additional disclosures are as follows:

1) Background of the Merger

Reference is made to the section of the joint proxy statement/prospectus entitled “Background of the Merger” beginning on page 53 of the joint proxy statement/prospectus.

The parenthetical in the second sentence of the paragraph on page 56 of the joint proxy statement/prospectus beginning “On May 26, 2015,” is replaced with the text highlighted in bold below, so that the paragraph now reads as follows:

On May 26, 2015, Weyerhaeuser delivered a proposal letter to Plum Creek outlining Mr. Simons’ thoughts on a potential at-market combination of the two companies. Weyerhaeuser’s proposal specified that Plum Creek stockholders would receive an at-market exchange ratio (which, based on the price of Weyerhaeuser common stock of $32.96 on May 26, 2015 and the closing price of Plum Creek common stock of $41.38 on May 26, 2015, implied an exchange ratio of 1.27 Weyerhaeuser shares for each share of Plum Creek common stock). The letter also indicated that based on the closing price as of May 25, 2015, this exchange ratio would result in Plum Creek’s stockholders owning approximately 30% of the combined company, and Weyerhaeuser’s shareholders owning approximately 70% of the combined company. The proposal provided that: (1) board representation of the combined company would reflect the pro forma ownership of the combined company, (2) Mr. Holley would become the non-executive chairman of the board of directors of the combined company, (3) Mr. Simons would remain chief executive officer of the combined company and (4) the other senior executive positions would be determined based on the principle of “best person for the job”. The proposal contemplated an increase in Weyerhaeuser’s dividend per share to result in Plum Creek stockholders being “dividend neutral” and indicated that Weyerhaeuser would consider a share repurchase program to be announced concurrently with the transaction, with the repurchase commencing after the closing of the transaction. The proposal asked that Plum Creek and Weyerhaeuser enter into a reciprocal confidentiality agreement and commence due diligence and the negotiation of a customary definitive agreement.

The following paragraph is added on page 57 of the joint proxy statement/prospectus as a new paragraph following the paragraph that begins “On August 19, 2015…”:

On September 15, 2015, certain subsidiaries of Plum Creek completed the formation of a timberland joint venture with certain institutional investors that would be conducted through Twin Creeks Timber, LLC.

The following paragraph on page 57 of the proxy of the joint proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

On October 6, 2015, Mr. Holley and Mr. Simons met and discussed a potential transaction. Mr. Simons noted that Weyerhaeuser still thought of a potential combination as a merger and sought a response from Mr. Holley to the at-market combination proposal he made on May 26, 2015. Mr. Simons noted that based on the closing price as of October 5, 2015, an at-market exchange ratio would result in Plum Creek stockholders receiving 1.46 Weyerhaeuser common shares for each share of Plum Creek common stock. Mr. Holley suggested that a premium to the Plum Creek common stock would be necessary for Weyerhaeuser’s proposal to be considered. Mr. Simons noted that a 10% premium would correspond to an exchange ratio of 1.60 Weyerhaeuser shares per share of Plum Creek common stock, but that at a 10% premium, a potential transaction was likely only slightly accretive to Weyerhaeuser, and that any potential transaction would need to be cash flow accretive (i.e., accretive on a funds available for distribution basis). Mr. Holley and Mr. Simons discussed synergies from a potential transaction. Mr. Simons confirmed that Weyerhaeuser’s proposal was for consideration entirely in the form of Weyerhaeuser common shares. Mr. Simons also indicated that at time of announcement Weyerhaeuser would announce a share repurchase in the range of $2 billion to $3 billion. Mr. Simons also indicated that the other terms of Weyerhaeuser’s proposal were the same as set forth in Weyerhaeuser’s May 26, 2015 letter.

The following paragraph on page 59 of the joint proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

On October 16, 2015, Plum Creek contacted Merrill, Lynch Pierce, Fenner & Smith Incorporated (referred to as “BofA Merrill Lynch”) regarding the engagement of BofA Merrill Lynch as a financial advisor to Plum Creek in connection with a potential transaction with Weyerhaeuser. Plum Creek contacted BofA Merrill Lynch regarding the engagement of BofA Merrill Lynch as a financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.

The following paragraph on page 59 of the joint proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

On October 23, 2015, the Plum Creek board held a special meeting, which was attended by members of Plum Creek management as well as representatives of Skadden and Goldman Sachs. Goldman Sachs provided an updated preliminary financial analysis, and based on its professional business judgment taking into account factors such as the aggregate value of the transaction and strategic fit for other companies, provided its analysis and view that it was unlikely that there would be competitive alternative purchasers of or merger partners for Plum Creek. The Plum Creek board discussed at length the risks and potential benefits of reaching out to alternative buyers. It was the consensus of the Plum Creek board to wait until the next board meeting on November 3, 2015 before making a decision as to whether the benefits of reaching out to other parties outweighed the risks.

The following paragraph on page 60 of the joint proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

On November 3, 2015, the Plum Creek board held a regular meeting. Members of Plum Creek management and representatives from Skadden, Goldman Sachs, and BofA Merrill Lynch were in attendance. At this meeting, the Plum Creek board reviewed disclosures provided by each of Goldman Sachs and BofA Merrill Lynch regarding the extent of certain relationships with Weyerhaeuser. Goldman Sachs and BofA Merrill Lynch each disclosed that, during the preceding two-year period, their respective Investment Banking Divisions had not provided any financial advisory or underwriting services to Weyerhaeuser or its affiliates for which it had received compensation. BofA Merrill Lynch also disclosed that, during the preceding two-year period, BofA Merrill Lynch and its affiliates had provided corporate banking services to Weyerhaeuser for which it had received or derived aggregate compensation of less than $3 million and that certain Plum Creek deal team members met with Weyerhaeuser in the Spring of

2015 to discuss, among other things, a potential combination transaction with Plum Creek. The Plum Creek board considered the disclosures in detail and in light of the disclosures whether to retain additional or alternative financial advisors. It was the consensus of the Plum Creek board that although BofA Merrill Lynch’s past contacts with Weyerhaeuser may raise the appearance of a potential conflict of interest, on balance the benefit of the expertise provided by BofA Merrill Lynch outweighed the potential conflicts and that any potential conflicts could be appropriately managed. In reaching this conclusion, the Plum Creek board considered, among other items, Plum Creek’s engagement of Goldman Sachs as a separate independent financial advisor, the fact that no M&A advisory fees were payable by Weyerhaeuser to BofA Merrill Lynch in connection with a potential transaction, and the size and scope of BofA Merrill Lynch’s dealings with Weyerhaeuser. The Plum Creek board then approved Plum Creek’s engagements of Goldman Sachs and BofA Merrill Lynch, which engagements had been entered into subject to the approval of the Plum Creek board.

2) Opinion of Weyerhaeuser’s Financial Advisor

Reference is made to the section of the joint proxy statement/prospectus entitled “Opinion of Weyerhaeuser’s Financial Advisor” beginning on page 69 of the joint proxy statement/prospectus.

On page 71 of the joint proxy statement/prospectus, the second sentence in the paragraph beginning “For purposes of this section” is replaced with the second sentence highlighted in bold below and the paragraph is supplemented by the addition of the other text highlighted in bold below, so that the paragraph now reads as follows:

For purposes of this section entitled “—Opinion of Weyerhaeuser’s Financial Advisor”, Morgan Stanley utilized in its analysis funds available for distribution, or FAD, (1) for Weyerhaeuser management forecasts as set forth in the line item entitled “Funds available for distribution for common dividends” in the section entitled “—Certain Weyerhaeuser Forecasts” beginning on page 115, and (2) for Plum Creek management forecasts as set forth in the line item entitled “Funds available for distribution” in the section entitled “—Certain Plum Creek Forecasts” beginning on page 117 and, in the case of Plum Creek, deducted changes in working capital. In addition, because projections provided by Plum Creek management did not account for the divestiture of certain operations that Plum Creek had previously announced would be sold to a joint venture to which Plum Creek is a party, at the direction of Weyerhaeuser, Morgan Stanley reduced the forecasted amounts of Plum Creek’s FAD by FAD attributable to such operations and increased FAD by the common returns and management fees attributable to such joint venture operations (all as forecasted by the management of Plum Creek). The net adjustments to FAD described in the previous sentence, which were derived from forecasts provided by Plum Creek, were $6 million, $7 million, $8 million, $11 million and $12 million for 2016, 2017, 2018, 2019 and 2020, respectively. Further, at the direction of Weyerhaeuser, Morgan Stanley included in the net debt of Plum Creek cash of approximately $420 million resulting from the aforementioned announced sale of timberlands to a joint venture to which Plum Creek is a party (which sale was scheduled to occur after September 30, 2015 and was therefore not reflected on Plum Creek’s balance sheet as of September 30, 2015) and excluded debt owing by Plum Creek to certain joint ventures in which it participated. For purposes of its analysis, Morgan Stanley included in the net debt of Weyerhaeuser Weyerhaeuser’s mandatory convertible preference shares and excluded debt obligations of certain special purpose entities that was non-recourse to Weyerhaeuser, because, as specified by Weyerhaeuser including in its public filings, such debt does not constitute obligations of Weyerhaeuser.

On page 72 of the joint proxy statement/prospectus, after the heading “Trading Range Analysis”, the following is added:

Market Statistic Summary. As part of its analysis, Morgan Stanley reviewed certain market information regarding Weyerhaeuser and Plum Creek, based on publicly available market data as of November 4, 2015. Morgan Stanley’s review included the then-current equity market value of Weyerhaeuser and Plum Creek as of the close of trading on November 4, 2015, the Aggregate Value (defined as market capitalization plus total debt and minority interests less cash and cash equivalents) of

Weyerhaeuser and Plum Creek as of the close of trading on November 4, 2015 and the ratio of the closing stock price per Weyerhaeuser common share and per share of Plum Creek common stock to Weyerhaeuser’s and Plum Creek’s respective estimated FAD per share for 2016 (both based on consensus Wall Street research estimates and estimates of Weyerhaeuser and Plum Creek management, respectively). Morgan Stanley refers to this statistic as P/FAD. Morgan Stanley also calculated the implied price per share of Plum Creek common stock as of the close of trading on November 4, 2015, the implied equity market value of Plum Creek as of the close of trading on November 4, 2015, the implied Aggregate Value of Plum Creek as of the close of trading on November 4, 2015 and the implied P/2016 FAD for Plum Creek, in each case based on the exchange ratio pursuant to the merger agreement and Weyerhaeuser’s closing stock price of $30.92 on November 4, 2015.

This review showed the following:

	Weyerhaeuser as of November 4, 2015	Plum Creek as of November 4, 2015	Plum Creek (implied)
Price per Share	$30.92	$41.06	$49.47
Equity Market Capitalization ($ in millions)	15,922	7,149	8,628
Aggregate Value ($ in millions)	20,433	9,105	10,584
P / 2016 FAD (Street Consensus)	21.3x	18.7x	22.6x
P / 2016 FAD (Management Forecasts)	21.5x	21.0x	25.4x

On page 73 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

Morgan Stanley also performed a historical dividend yield analysis to determine the dividend yields at which a share of Plum Creek common stock and Weyerhaeuser common shares, respectively, had traded at during various periods. Morgan Stanley calculated the applicable dividend yields in a manner it deemed customary by annualizing the dividend declared by Plum Creek and Weyerhaeuser, respectively, in the quarter prior to measurement and dividing such amount by the closing stock price of a share of Plum Creek common stock and Weyerhaeuser common shares, respectively. Morgan Stanley calculated the applicable dividend yield for each of Plum Creek and Weyerhaeuser as of the close of trading on November 4, 2015 and for the daily average over the six-month, one-year, three-year and five-year periods ending November 4, 2015.

On page 74 of the joint proxy statement/prospectus, the paragraph beginning “Plum Creek Sum-of-the-Parts Analysis” is replaced in its entirety with the following:

Plum Creek Sum-of-the-Parts Analysis. Morgan Stanley performed a sum-of-the-parts valuation analysis of Plum Creek based on the following business segments of Plum Creek: timberlands; real estate; joint ventures; manufacturing; energy and natural resources; and corporate overhead. As part of its analysis, Morgan Stanley reviewed equity research reports, dated October 2015, prepared and published by three equity research analysts representing the then current equity research analyst reports that contained sum of the parts valuations of Plum Creek to which Morgan Stanley had access (referred to as the “Plum Creek SOTP analyst reports”).

On page 74 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

With respect to Plum Creek’s timberlands segment, Morgan Stanley reviewed the Plum Creek SOTP analyst reports which provided estimated prices per timberland acre by geography. In addition, Morgan Stanley reviewed data contained in Plum Creek’s publicly available investor materials regarding selected precedent timberlands transactions with a value greater than $35 million from 2013 to 2014 in the U.S. South and selected precedent timberlands transactions with a value greater than $35 million from 2012 to 2014 in the U.S. Northwest. Morgan Stanley noted that the mean and median for timberland transactions in the US South were $1,822 per acre and $1,771 per acre, respectively. Morgan Stanley noted that the mean and median for US Northwest timberland transactions were $3,011 per acre and $3,340 per acre, respectively. Based on its review and its professional judgment, Morgan Stanley selected reference price per acre ranges for the timberlands owned by Plum Creek, and applied these reference ranges to the acreage owned by Plum Creek in the following geographies as of December 31, 2014 (as disclosed in Plum Creek’s publicly available investor materials), to derive implied values by geography as follows:

On page 75 of the joint proxy statement/prospectus, in the paragraph beginning “With respect to Plum Creek’s manufacturing segment,” the paragraph is amended, so that the paragraph now reads as follows:

With respect to Plum Creek’s manufacturing segment, Morgan Stanley reviewed the Plum Creek SOTP analyst reports. In addition, Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of business by comparing it to similar businesses that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, current and historical financial information, ratios and public market multiples for publicly-traded companies that have certain business and operating characteristics similar to the manufacturing segment. The companies selected were West Fraser Timber Co. Ltd., Canfor Corp. and Boise Cascade Company, which were selected on the basis of their financial and operating metrics and characteristics, including service offerings, risk profile, size, geographic footprint, scale and type of operations. Morgan Stanley analyzed the trading multiples for the comparable companies to determine the ratios of Aggregate Value to Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, depletion and amortization) for the 12-months prior to measurement (referred to as “LTM EBITDA”) that the companies were trading at as of the close of trading on November 4, 2015. The comparable company trading multiples were as follows:

On page 75 of the joint proxy statement/prospectus, the following table is added after the paragraph beginning “With respect to Plum Creek’s manufacturing segment,”:

Aggregate Value / LTM EBITDA
West Fraser Timber Co. Ltd.	6.7x
Canfor Corp.	6.3x
Boise Cascade Company	7.3x
Average	6.8x

On page 75 of the joint proxy statement/prospectus, a new paragraph is added after the foregoing (which language used to appear at the end of the paragraph beginning “With respect to Plum Creek’s manufacturing segment,”) that reads as follows:

With respect to Plum Creek’s energy and natural resources segment, Morgan Stanley reviewed a range of Aggregate Value to LTM EBITDA multiples for such segment identified or derived from the Plum Creek SOTP analyst reports.

On page 75 of the joint proxy statement/prospectus, in the paragraph beginning “Based on this analysis and its professional judgment,” the text “, as follows” is replaced by the text highlighted in bold below, so that the paragraph now reads as follows:

Based on this analysis and its professional judgment, Morgan Stanley selected reference ranges of Aggregate Value to LTM EBITDA multiples for Plum Creek’s manufacturing, energy and natural resources and corporate overhead segments and applied these ranges to the Adjusted EBITDA of the respective business segments of Plum Creek for the 12 months ending September 30, 2015, based on Plum Creek’s publicly filed information. With respect to Plum Creek’s corporate overhead segment, Morgan Stanley derived reference ranges based on the Aggregate Value to LTM EBITDA multiples for Plum Creek’s other non-timber business segments. The analysis indicated the following:

On page 76 of the joint proxy statement/prospectus, the paragraph beginning “Weyerhaeuser Sum-of-the-Parts Analysis,” is replaced in its entirety with the following:

Weyerhaeuser Sum-of-the-Parts Analysis. Morgan Stanley performed a sum-of-the-parts valuation analysis of Weyerhaeuser based on the following business segments of Weyerhaeuser: timberlands, wood products, cellulose fibers and corporate overhead. As part of its analysis, Morgan Stanley reviewed equity research reports, dated November and October 2015, prepared and published by five equity research analysts representing the then current equity research analyst reports that contained sum-of-the-parts valuations of Weyerhaeuser to which Morgan Stanley had access (referred to as the “Weyerhaeuser SOTP analyst reports”).

On page 76 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

With respect to Weyerhaeuser’s timberlands segment, Morgan Stanley reviewed the Weyerhaeuser SOTP analyst reports which provided estimated prices per timberland acre by geography. In addition, Morgan Stanley reviewed data contained in Plum Creek’s publicly available investor materials regarding selected precedent timberlands transactions with a value greater than $35 million from 2013 to 2014 in the U.S. South and selected precedent timberlands transactions with a value greater than $35 million from 2012 to 2014 in the U.S. Northwest. Morgan Stanley noted that the mean and median for timberland transactions in the US South were $1,822 per acre and $1,771 per acre, respectively. Morgan Stanley noted that the mean and median for US Northwest timberland transactions were $3,011 per acre and $3,340 per acre, respectively. Based on its review and its professional judgment, Morgan Stanley selected reference price per acre ranges for the timberlands owned by Weyerhaeuser, and applied these reference ranges to the acreage owned by Weyerhaeuser in the following geographies as of December 31, 2014 (as provided by Weyerhaeuser management) to derive implied values by geography, as follows:

On page 76 of the joint proxy statement/prospectus, the last sentence of the paragraph beginning “With respect to Weyerhaeuser’s wood products and cellulose fibers segments,” is deleted and replaced with text highlighted in bold below, so that the paragraph now reads as follows:

With respect to Weyerhaeuser’s wood products and cellulose fibers segments, Morgan Stanley reviewed the Weyerhaeuser SOTP analyst reports. In addition, Morgan Stanley performed a comparable company analysis. Morgan Stanley reviewed and compared, using publicly available information, current and historical financial information, ratios and public market multiples for publicly-traded companies that have certain business and operating characteristics similar to the wood products and cellulose fibers segments. The companies selected with respect to the wood products segment were West Fraser Timber Co., Canfor Corp. and Boise Cascade Company. The companies selected with respect to the cellulose fibers segment were Rayonier Advanced Materials Inc. and Mercer International Inc. In each case, these companies were selected on the basis of their financial and operating metrics and characteristics, including service offerings, risk profile, size, geographic footprint, scale and type of operations. Morgan Stanley analyzed the respective trading multiples for the comparable companies to determine the ratios of Aggregate Value to LTM EBITDA that the companies were trading at as of the close of trading on November 4, 2015. The comparable company trading multiples were as follows:

On page 76 of the joint proxy statement/prospectus, the following table is added after the paragraph beginning “With respect to Weyerhaeuser’s wood products and cellulose fibers segments,”:

Aggregate Value / LTM EBITDA
Wood Products
West Fraser Timber Co. Ltd.	6.7x
Canfor Corp.	6.3x
Boise Cascade Company	7.3x
Average	6.8x
Cellulose Fibers
Rayonier Advanced Materials Inc.	6.6x
Mercer International Inc.	5.2x
Average	5.9x

On page 77 of the joint proxy statement/prospectus, in the paragraph beginning “Based on this analysis and its professional judgment,” the text “as follows:” is deleted and replaced by the text highlighted in bold below, so that the paragraph now reads as follows:

Based on this analysis and its professional judgment, Morgan Stanley selected reference ranges of Aggregate Value to LTM EBITDA multiples for Weyerhaeuser’s wood products, cellulose fibers and corporate overhead segments and applied these ranges to the Adjusted EBITDA of the respective business segments of Weyerhaeuser for the 12 months ending September 30, 2015, based on Weyerhaeuser’s publicly filed information. With respect to Weyerhaeuser’s corporate overhead segment, Morgan Stanley reviewed the Aggregate Value to LTM EBITDA multiples assigned to such segment in the Weyerhaeuser SOTP analyst reports and the multiples it selected for Weyerhaeuser’s other non-timber business segments. The analysis indicated the following:

On page 77 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

Plum Creek Discounted Equity Value. Morgan Stanley calculated the discounted equity value per share of Plum Creek common stock as of December 31, 2015. To calculate the discounted equity value per share of Plum Creek common stock, Morgan Stanley utilized calendar year 2017, 2018 and 2019 estimated FAD per share based on the financial forecasts provided by management of Plum Creek. For each scenario, Morgan Stanley calculated the future equity value per share of Plum Creek common stock at year end 2016, 2017 and 2018, respectively, by applying a P/FAD multiple of 20.0x and 23.0x to Plum Creek’s estimated FAD per share for each of 2017, 2018 and 2019 provided by Plum Creek management. These multiples were based on the reference range contained in Morgan Stanley’s historical trading multiple analysis (see the section entitled “—Historical Trading Multiples Analysis” beginning on page 73). Morgan Stanley discounted the resulting future equity values per share to December 31, 2015 using a discount rate of 6.5%, based on Morgan Stanley’s estimate of Plum Creek’s then current cost of equity, which was calculated using the capital asset pricing model. Morgan Stanley included in its calculations the present value of cumulative dividends from December 31, 2015 to the applicable valuation date, assuming a constant dividend per share.

On page 78 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

Weyerhaeuser Discounted Equity Value. Morgan Stanley calculated the discounted equity value per share of Weyerhaeuser common shares as of December 31, 2015. To calculate the discounted equity value per share of Weyerhaeuser common shares, Morgan Stanley utilized calendar year 2017, 2018 and 2019 estimated FAD per share based on the financial forecasts provided by management of Weyerhaeuser. For each scenario, Morgan Stanley calculated the future equity value per share of Weyerhaeuser common shares at year end 2016, 2017 and 2018, respectively, by applying a P/FAD multiple of 20.0x and 23.0x to Weyerhaeuser’s estimated FAD per share for each of 2017, 2018 and 2019 provided by Weyerhaeuser management. These multiples were based on the reference range contained in Morgan Stanley’s historical trading multiple analysis (see the section entitled “—Historical Trading Multiples Analysis” beginning on page 73). Morgan Stanley discounted the resulting future equity values per share to December 31, 2015 using a discount rate of 7.4%, based on Morgan Stanley’s estimate of Weyerhaeuser’s then current cost of equity, which was calculated using the capital asset pricing model. Morgan Stanley included in its calculations the present value of cumulative dividends from December 31, 2015 to the applicable valuation date.

On page 81 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

Plum Creek Discounted Cash Flow Analysis. Morgan Stanley first calculated the estimated unlevered free cash flow (calculated as FAD adding back interest expense, assuming that there is no tax shield resulting from interest expense) of Plum Creek for the period from January 1, 2016 to December 31, 2020. The FAD and interest expense was based on the forecasts of the management of Plum Creek. Morgan Stanley calculated a terminal value for Plum Creek by applying a range of perpetual growth rates of 0.5% to 1.5%, based on Morgan Stanley’s professional judgment, to the unlevered free cash flow of Plum Creek for 2020. These perpetual growth rates implied a multiple of terminal value to estimated 2021 FAD of 19.2x to 24.7x. Morgan Stanley then discounted the unlevered free cash flow and terminal value to present value as of December 31, 2015 using a discount rate of 5.9%, representing the approximate midpoint of the range of discount rates for Plum Creek selected by Morgan Stanley based on Morgan Stanley’s estimation of Plum Creek’s then current weighted average cost of capital. Morgan Stanley then deducted the net debt of Plum Creek of $2,030 million from the resulting value to derive equity value. Net debt was based on Plum Creek’s management projections of net debt as of December 31, 2015. This analysis indicated an implied per share reference range, rounded to the nearest dollar, for a share of Plum Creek common stock of $45 to $56 per share, on a fully diluted basis. Morgan Stanley noted that the closing price for Plum Creek common stock on November 4, 2015 was $41.06. Morgan Stanley noted that the implied price per share of Plum Creek common stock as of the close of trading on November 4, 2015 was $49.47.

On page 81 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

Weyerhaeuser Discounted Cash Flow Analysis. Morgan Stanley first calculated the estimated unlevered free cash flow (calculated as FAD adding back interest expense, net of the tax shield resulting from certain indebtedness of a subsidiary of Weyerhaeuser that is a taxable REIT subsidiary applying a 38% tax rate as directed by Weyerhaeuser) of Weyerhaeuser for the period from January 1, 2016 to December 31, 2020. FAD and interest expense for the period through December 31, 2019 was based on the forecasts of the management of Weyerhaeuser. At the direction of Weyerhaeuser, FAD for 2020 was derived by increasing FAD for 2019 by 2.0% while maintaining the interest expense at the same amount as in the immediately preceding year. Morgan Stanley calculated a terminal value for Weyerhaeuser by applying a range of perpetual growth rates of 0.5% to 1.5%, based on Morgan Stanley’s professional judgment, to the unlevered free cash flow of Weyerhaeuser for 2020. These perpetual growth rates implied a multiple of terminal value to estimated 2021 FAD of 18.0x to 22.9x. Morgan Stanley then discounted the unlevered free cash flow and terminal value to present value as of December 31, 2015 using a discount rate of 6.2%, representing the midpoint of the range of discount rates for Weyerhaeuser selected by Morgan Stanley based on Morgan Stanley’s estimation of Weyerhaeuser’s then current weighted average cost of capital. Morgan Stanley then deducted the net debt of Weyerhaeuser from the resulting value to derive equity value. Because gross debt of Weyerhaeuser was not projected by Weyerhaeuser management to change between September 30, 2015 and December 31, 2015, net debt was based on Weyerhaeuser’s gross debt as of September 30, 2015 and cash and cash equivalents of Weyerhaeuser at December 31, 2015 as forecasted by the management of Weyerhaeuser. This analysis indicated an implied per share reference range, rounded to the nearest dollar, for a Weyerhaeuser common share of $28 to $35 per share, on a fully diluted basis. Morgan Stanley noted that the closing price for Weyerhaeuser common shares on November 4, 2015 was $30.92.

On page 83 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

Morgan Stanley also noted that based on the implied pro forma ownership, Plum Creek stockholders would hypothetically receive approximately 35% of any increase in market value from synergies in connection with the merger while Weyerhaeuser shareholders would hypothetically receive approximately 65% of any increase in market value from synergies in connection with the merger. For purposes of this analysis, Morgan Stanley assumed run-rate synergies of $100 million, as directed by Weyerhaeuser management. The value of these run-rate synergies, net of costs to achieve the synergies, was capitalized based on a P/FAD multiple of 20.0x. This multiple was based on the low end of the reference range contained in Morgan Stanley’s historical trading multiple analysis based on Morgan Stanley’s professional judgment, taking into account that synergies were not expected by Weyerhaeuser management to grow at the same rate as the combined companies (see the section entitled “—Historical Trading Multiples Analysis” beginning on page 73).

4) Opinion of Plum Creek’s Financial Advisor

Reference is made to the section of the joint proxy statement/prospectus entitled “Opinion of Plum Creek’s Financial Advisor” beginning on page 84 of the joint proxy statement/prospectus.

On page 87 of the joint proxy statement/prospectus, after the paragraph beginning “Goldman Sachs reviewed…”, the following paragraph is added:

Based on the closing prices on November 5, 2015, Plum Creek’s equity value was $7,237 million and enterprise value was $9,616 million and Weyerhaeuser’s equity value was $15,997 million and enterprise value was $20,534 million.

On page 87 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Plum Creek. Using discount rates ranging from 5.75% to 6.25%, reflecting estimates of Plum Creek’s weighted average cost of capital using the capital asset pricing model, Goldman Sachs discounted to present value as of September 30, 2015 (1) estimates of unlevered free cash flow for Plum Creek, which is Adjusted EBITDA less the sum of taxes, capital expenditures and increases in net working capital, for the fourth quarter of 2015 and years 2016 through 2020 and (2) a range of illustrative terminal values for Plum Creek, which were calculated by applying perpetuity growth rates ranging from 2.25% to 2.75%, to terminal year estimates of the unlevered free cash flow for Plum Creek, as reflected in the Forecasts. Stock-based compensation was treated as a cash expense for purposes of calculating unlevered free cash flow. Goldman Sachs derived ranges of illustrative enterprise values for Plum Creek by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Plum Creek net debt as of September 30, 2015, in each case, as provided by the management of Plum Creek to derive a range of illustrative equity values for Plum Creek. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Plum Creek, as provided by the management of Plum Creek. As set forth in the November 6 Presentation, this analysis indicated a range of illustrative values per share of Plum Creek common stock of $42.00 to $56.00 and using the Final Plum Creek Unlevered Free Cash Flow Estimates, this analysis indicated a range of illustrative values per share of Plum Creek common stock of $41.00 to $54.00.

On page 87 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

Goldman Sachs performed an illustrative analysis of the implied future value and total return per share of the Plum Creek common stock using the Forecasts and publicly available information. For this analysis, Goldman Sachs derived implied future values per share of Plum Creek common stock by applying per share multiples of price to one-year forward funds available for distribution, or FAD, ranging from 19.0x to 21.0x, based on Plum Creek’s historical multiples, for each of the years 2016 through 2018. Goldman Sachs then assumed that all dividends were paid out and counted toward the total return per share and discounted these estimated future share prices of Plum Creek common stock and dividends to September 30, 2015 using an illustrative discount rate of 6.7%, reflecting an estimate of Plum Creek’s cost of equity using the capital asset pricing model, to derive a range of illustrative present values of $40.45 to $48.25 per share of Plum Creek common stock.

On page 88 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Weyerhaeuser. Using discount rates ranging from 5.75% to 6.25%, reflecting estimates of Weyerhaeuser’s weighted average cost of capital using the capital asset pricing model, Goldman Sachs discounted to present value as of September 30, 2015 (1) estimates of unlevered free cash flow for Weyerhaeuser, which is Adjusted EBITDA less the sum of taxes, capital expenditures, increases in net working capital and other adjustments (including pensions and post retirement cash contributions) for the fourth quarter of 2015 and years 2016 through 2019, as reflected in the Forecasts, and (2) a range of illustrative terminal values for Weyerhaeuser, which were calculated by applying perpetuity growth rates ranging from 2.25% to 2.75%, to terminal year estimates of the unlevered free cash flow for Weyerhaeuser, as reflected in the Forecasts. For purposes of the estimates of unlevered free cash flow for Weyerhaeuser, at the direction of Plum Creek management, taxes were calculated by applying a rate of 38% to Weyerhaeuser’s estimated earnings before interest and taxes attributable to Weyerhaeuser’s businesses conducted through one or more of its taxable REIT subsidiaries and stock-based compensation was treated as a cash expense. Goldman Sachs derived ranges of illustrative enterprise values for Weyerhaeuser by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values derived, Weyerhaeuser net debt as of September 30, 2015, in each case, as provided by the management of Weyerhaeuser to derive a range of illustrative equity values for Weyerhaeuser. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Weyerhaeuser, as provided by the management of Weyerhaeuser, to derive a range of illustrative present values of $32.00 to $44.00 per share of Weyerhaeuser common shares.

On page 88 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the combined company. Using discount rates ranging from 5.75% to 6.25%, reflecting estimates of Plum Creek’s and Weyerhaeuser’s weighted average cost of capital using the capital asset pricing model, Goldman Sachs discounted to present value as of September 30, 2015 estimates of unlevered free cash flows for Weyerhaeuser and Plum Creek (respectively on a standalone basis) and derived ranges of the illustrative equity values of Plum Creek and Weyerhaeuser. Goldman Sachs divided the sum of (1) the illustrative standalone equity values of Plum Creek and Weyerhaeuser and (2) the illustrative present value of projected cost synergies of the combined company, by the number of fully diluted outstanding shares of the combined company and applied an exchange ratio of 1.60x, to derive a range of illustrative present values per share of $52.00 to $70.00 per share of Plum Creek common stock.

On page 89 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

Using the Forecasts, including the Synergies and the $2.5 billion share repurchase, and publicly available information as of November 5, 2015, Goldman Sachs performed a pro forma illustrative analysis of the future share price and total return per share of the combined company. For the purposes of this analysis, Goldman Sachs calculated the pro-forma future values per common share for the combined company by applying per share multiples of price to one-year forward FAD ranging from 18.0x to 20.0x, based on Plum Creek’s and Weyerhaeuser’s historical trading multiples for each of the years 2016 through 2018. Goldman Sachs then assumed that all dividends were paid out and counted toward the total return per share and discounted these estimated future share prices of the combined company and dividends to September 30, 2015 using an illustrative discount rate of 7.1%, reflecting an estimate of the cost of equity for the combined company using the capital asset pricing model, to derive a range of illustrative present values for the combined company of $46.45 to $56.90 per share of Plum Creek common stock.

On page 91 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Plum Creek, Weyerhaeuser, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to Plum Creek in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Goldman Sachs has provided certain investment banking services to Plum Creek and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. During the two-year period ended November 6, 2015, the Investment Banking Division of Goldman Sachs has not provided any financial advisory or underwriting services to Plum Creek or its affiliates for which it has received compensation. During the two-year period ended November 6, 2015, the Investment Banking Division of Goldman Sachs has not provided any financial advisory or underwriting services to Weyerhaeuser or its affiliates for which it has received compensation. Goldman Sachs may also in the future provide investment banking services to Plum Creek, Weyerhaeuser and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

5) Certain Plum Creek Forecasts

Reference is made to the section of the joint proxy statement/prospectus entitled “Certain Plum Creek Forecasts” beginning on page 117 of the joint proxy statement/prospectus.

On page 118 of the of the joint proxy statement/prospectus, the table is supplemented by the addition of the text highlighted in bold below:

The following table presents certain information included in Plum Creek’s internal financial forecasts:

	2015E	2016E	2017E	2018E	2019E	2020E
	(dollar amounts and shares outstanding in millions, except per share figures)
Total harvest (tons in millions)	18.6	19.8	20.0	20.0	20.0	19.9
Adjusted EBITDA(1)	$572	$531	$569	$619	$631	$643
Capital expenditures	$89	$91	$90	$97	$86	$87
Tax expense	$1	$5	$6	$10	$9	$6
Changes in net working capital	$(12)	—	—	—	—	—
Funds from operations(2)	$483	$437	$471	$514	$528	$547
Funds available for distribution(3)(4)	$394	$346	$381	$417	$442	$460
Fully diluted weighted average shares outstanding	175	174	174	174	174	174
Fully diluted funds available for distribution per share(3)(4)	$2.25	$1.99	$2.19	$2.40	$2.54	$2.64
Dividends per share	$1.76	$1.76	$1.76	$1.76	$1.76	$1.76
Stock-based compensation	$20.2	$20.7	$21.2	$21.8	$22.3	$22.9

Note (1) on pages 118-119 of the joint proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

(1)	Adjusted EBITDA is a non-GAAP measure that Plum Creek management uses to evaluate the performance of Plum Creek. Adjusted EBITDA means operating income plus depreciation, depletion and amortization, basis of real estate sold, equity earnings from the joint venture with MWV-Charleston Land Partners, LLC (referred to as the “MWV JV”), MWV JV non-cash charges and other gains and losses on the sale of assets. No separate adjustments for liabilities for pensions and post retirement cash contributions were included in the calculation of Adjusted EBITDA, because those liabilities were not material. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative to, Plum Creek’s GAAP results.

On page 119 of the joint proxy statement/prospectus, before the heading “Litigation Related to the Merger”, the following is added:

The following table presents certain additional information included in Plum Creek’s internal financial forecasts:

	2015E	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Revenue	$1,433	$1,405	$1,528	$1,708	$1,765	$1,825

Adjusted EBITDA	$572	$531	$569	$619	$631	$643

Depreciation, depletion, and amortization	$130	$133	$134	$143	$138	$126
Basis of real estate sold	$161	$83	$90	$96	$102	$96
MWV Equity Earnings, Gain on Sale, Other	$12	$15	$13	$15	$15	$9

Operating Income	$269	$300	$333	$366	$377	$412
Interest, Taxes and Other	$79	$81	$87	$91	$90	$89

Net Income	$190	$219	$246	$274	$287	$323

6) Litigation Related to the Merger

Reference is made to the section of the joint proxy statement/prospectus entitled “Litigation Related to the Merger “ beginning on page 119 of the joint proxy statement/prospectus, and the related disclosures in the section of the section entitled “SUMMARY” beginning on page 11 of the joint proxy statement/prospectus and the section entitled “Risk Factors” beginning on page 31 of the joint proxy statement/prospectus.

On page 20 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

The complaints name as defendants various combinations of Plum Creek, members of the Plum Creek board and Weyerhaeuser. The complaints generally assert that the members of the Plum Creek board breached their fiduciary duties to the Plum Creek stockholders during merger negotiations and by entering into the merger agreement and approving the merger, and that Plum Creek and Weyerhaeuser aided and abetted such breaches of fiduciary duties. The complaints further allege that, among other things, (1) the merger consideration undervalues Plum Creek, (2) the sales process leading up to the merger was flawed due to purported conflicts of interest of members of the Plum Creek board and (3) certain provisions of the merger agreement inappropriately favor Weyerhaeuser and inhibit competing bids. An improperly filed amended complaint filed in the Farber action also alleges that the disclosures issued in connection with the merger are inadequate. The complaints seek, among other things, (a) injunctive relief enjoining the merger, (b) rescission of the merger agreement to the extent already implemented and (c) costs and damages.

On page 36 of the joint proxy statement/prospectus, the following paragraph is supplemented by the addition of the text highlighted in bold below:

The complaints name as defendants various combinations of Plum Creek, members of the Plum Creek board and Weyerhaeuser. The complaints generally assert that the members of the Plum Creek board breached their fiduciary duties to the Plum Creek stockholders during merger negotiations and by entering into the merger agreement and approving the merger, and that Plum Creek and Weyerhaeuser aided and abetted such breaches of fiduciary duties. The complaints further allege that, among other things, (1) the merger consideration undervalues Plum Creek, (2) the sales process leading up to the merger was flawed due to purported conflicts of interest of members of the Plum Creek board and (3) certain provisions of the merger agreement inappropriately favor Weyerhaeuser and inhibit competing bids. An improperly filed amended complaint filed in the Farber action also alleges that the disclosures issued in connection with the merger are inadequate. The complaints seek, among other things, (a) injunctive relief enjoining the merger, (b) rescission of the merger agreement to the extent already implemented and (c) costs and damages.

On page 119 of the joint proxy statement/prospectus, the following text is supplemented by the addition of the text highlighted in bold below:

On November 16, 2015, a purported Plum Creek stockholder filed a putative class action lawsuit on behalf of Plum Creek stockholders challenging the merger in the Superior Court of the State of Washington for King County. The action, captioned Farber v. Plum Creek Timber Co., Inc., et al., No. 15-2-27622-1 SEA, names as defendants Plum Creek, the members of its board of directors and Weyerhaeuser. The complaint alleges, among other things, that the members of the Plum Creek board, aided and abetted by Weyerhaeuser, breached their fiduciary duties in connection with the merger. The action seeks, among other relief, to enjoin or rescind the merger, damages, and attorneys’ fees and costs. The defendants believe this lawsuit is without merit and intend to defend vigorously against these allegations. The complaint was amended on November 19, 2015.

On page 119 of the joint proxy statement/prospectus, after the paragraph beginning “On November 19, 2015,” the following text is added:

These lawsuits have been filed in violation of Plum Creek’s bylaws, which require that fiduciary duty litigation be brought solely in the courts of the State of Delaware. On January 19, 2016, Plum Creek filed identical motions in the Ida, Farber, and Raul actions to dismiss the complaints in each of those actions for improper venue based on Plum Creek’s forum selection bylaw, and for failure to state a claim. Also on January 19, 2016, Weyerhaeuser filed identical motions in the Ida, Farber, and Raul actions to dismiss the complaints in each of those actions for improper venue based on Plum Creek’s forum selection bylaw, and for failure to state a claim. A hearing on those motions is currently scheduled for April 8, 2016.

Also on January 19, 2016, the plaintiff in the Farber action improperly filed an amended complaint.

On January 22, 2016, Plum Creek moved to consolidate the Ida, Farber, and Raul actions. On January 28, 2016, plaintiffs in the Ida and Farber actions filed a response to the motion to consolidate. On February 1, 2016, the court granted the consolidation motion and assigned the consolidated action to Judge Doyle.

Plum Creek intends to vigorously defend against the claims asserted in the consolidated action and to enforce its forum selection bylaw.

* * * * *

FORWARD-LOOKING STATEMENTS

This communication contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to Weyerhaeuser’s future results and performance, the expected benefits of the proposed transaction such as efficiencies, cost savings and growth potential and the expected timing of the completion of the transaction, all of which are subject to risks and uncertainties. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. Weyerhaeuser will not update these forward-looking statements after the date of this communication.

Some forward-looking statements discuss Weyerhaeuser’s and Plum Creek’s plans, strategies, expectations and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those and similar words.

Major risks, uncertainties and assumptions that affect Weyerhaeuser’s and Plum Creek’s businesses and may cause actual results to differ materially from those expressed or implied in these forward-looking statements, including, without limitation, the failure to receive, on a timely basis or otherwise, the required approval of Weyerhaeuser’s shareholders or Plum Creek’s stockholders with respect to the proposed transaction; the risk that any of the conditions to closing of the proposed transaction may not be satisfied; the risk that the businesses of Weyerhaeuser and Plum Creek will not be integrated successfully; the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; performance of our manufacturing operations, including maintenance requirements; the level of competition from domestic and foreign producers; the successful execution of internal performance plans, including restructurings and cost reduction initiatives; raw material prices; energy prices; the effect of weather; the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters; transportation availability and costs; federal tax policies; the effect of forestry, land use, environmental and other governmental regulations; legal proceedings; performance of pension fund investments and related derivatives; the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; changes in accounting principles; and other factors described in Weyerhaeuser’s and Plum Creek’s filings with the SEC, including the “Risk Factors” section in Weyerhaeuser’s and Plum Creek’s respective annual reports on Form 10-K for the year ended December 31, 2014. Other risks associated with the proposed transaction are also discussed in the definitive joint proxy statement/prospectus that Weyerhaeuser and Plum Creek filed with the SEC on Form 424B3 and Schedule 14A, respectively, on December 29, 2015 in connection with the proposed transaction.

NO OFFER OR SOLICITATION

This communication is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The proposed transaction involving Weyerhaeuser and Plum Creek will be submitted to Weyerhaeuser’s shareholders and Plum Creek’s stockholders for their consideration. In connection with the proposed transaction, Weyerhaeuser filed with the SEC a registration statement on Form S-4 (the “Registration Statement”), which was declared effective by the SEC on December 28, 2015, that includes a prospectus with respect to Weyerhaeuser’s common shares to be issued in the proposed transaction and a joint proxy statement for Weyerhaeuser’s shareholders and Plum Creek’s stockholders (the “Joint Proxy Statement”) and each of Weyerhaeuser and Plum Creek has mailed the Joint Proxy Statement to their respective shareholders or stockholders, as applicable, and filed or will file other documents regarding the proposed transaction with the SEC. SECURITY HOLDERS ARE

URGED AND ADVISED TO READ CAREFULLY ALL RELEVANT MATERIALS FILED OR TO BE FILED WITH THE SEC BY WEYERHAEUSER OR PLUM CREEK WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. The Registration Statement, the Joint Proxy Statement and other relevant materials and any other documents filed or furnished by Weyerhaeuser or Plum Creek with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement from Weyerhaeuser upon written request to Weyerhaeuser Company, 33663 Weyerhaeuser Way South, Federal Way, Washington 98003, Attention: Director, Investor Relations, or by calling (253) 924-2058, or from Plum Creek upon written request to Plum Creek, 601 Union Street, Suite 3100, Seattle Washington 98101, Attention: Investor Relations, or by calling (800) 858-5347.

PARTICIPANTS IN THE SOLICITATION

Weyerhaeuser, Plum Creek, their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Weyerhaeuser’s directors and executive officers is set forth in its definitive proxy statement for its 2015 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2015, and information about Plum Creek’s directors and executive officers is set forth in its definitive proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 26, 2015. These documents are available free of charge from the sources indicated above, and from Weyerhaeuser by going to its investor relations page on its corporate web site at www.weyerhaeuser.com and from Plum Creek by going to its investor relations page on its corporate web site at www.plumcreek.com.

Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction is included in the Registration Statement and the Joint Proxy Statement filed with the SEC and in other relevant materials Weyerhaeuser or Plum Creek have filed or intend to file with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY

By:	/s/ Devin W. Stockfish
Name:	Devin W. Stockfish
Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: February 2, 2016